UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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☐Preliminary Information Statement

☐ Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

☒ Definitive Information Statement

COROWARE, INC.
(Name of Registrant As Specified In Charter)

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THIS INFORMATION STATEMENT IS BEING PROVIDED TO
YOU BY THE BOARD OF DIRECTORS OF COROWARE, INC.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
REQUESTED NOT TO SEND US A PROXY

COROWARE, INC.
1410 Market Street, Suite 200
Kirkland, Washington 98033
(800) 641-2676

INFORMATION STATEMENT

December 12, 2011

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

GENERAL INFORMATION

To the Holders of Common Stock of CoroWare, Inc.:

This Information Statement has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “ Exchange Act ”), to the holders (the “ Common Stockholders ”) of Common Stock, par value $.001 per share (the “ Common Stock ”), of CoroWare, Inc., a Delaware corporation (the “ Company ”), to notify such Common Stockholders that on November 11, 2011, the Company received a unanimous written consent in lieu of a meeting of the holders of Series D Convertible Preferred Stock, par value $0.001 per share (the “ Series D Preferred ”). Each share of Series D Preferred has the equivalent of one hundred thousand (100,000) votes of Common Stock. Currently, there are 3 holders of Series D Preferred (together, the “ Series D Stockholders”), collectively holding 100,000 shares of Series D Preferred, resulting in the Series D Stockholders holding in the aggregate approximately 92.7% of the total voting power of all issued and outstanding voting capital of the Company (the “ Majority Stockholders ”). The Majority Stockholders authorized the following:

•
The increase in the number of authorized shares of Common Stock from nine hundred million (900,000,000) shares of Common Stock to three billion (3,000,000,000) shares of Common Stock (the “ Authorized Common Stock Share Increase ”);

•	The amendment of the par value (the “Par Change”) of Common Stock from a par value $0.001 per share to a par value $0.0001 per share.

We have attached Appendix A hereto a form of the proposed amendment to Article Fourth of the Articles of Incorporation, indicating the change of par value of the common stock to $.0001 and the increase in authorized shares of common stock to three billion (3,000,000,000).

On November 10, 2011, the Board of Directors of the Company (the “Board”) approved, and recommended for approval to the holders having the power to vote with respect to the Common Stock, the: (i) Authorized Common Stock Share Increase and (ii) Par Change (collectively the “Actions ”). On November 11, 2011, the Majority Stockholders approved each of the Actions by written consent in lieu of a meeting in accordance with the Delaware General Corporation Law (“ DGCL ”). Accordingly, your consent is not required and is not being solicited in connection with the approval of the Actions.

We will mail the Notice to the Common Stockholders on or about December 12, 2011.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

The Board believes that the Common Stockholders of the Company will benefit from these Actions because it believes that the Company will be able to reduce and extinguish legacy debt, and subsequently attract new investors for investment in its mobile robotics and enhanced collaboration businesses.

The Board believes that the Common Stockholders of the Company will benefit from the Authorized Common Stock Share Increase and Par Change because such changes may help the Company reduce and extinguish legacy debt, and therefore give the Company the ability to pursue acquisitions, equity investments and other opportunities.

The increase in the number of authorized shares of Common Stock is not intended to have an anti-takeover effect. However, future issuances of Common Stock would have the effect of diluting the voting rights of existing holders of such stock.

INTRODUCTION

Section 228 of the Delaware General Corporation Law (“DGCL”) provides that the written consent of the holders of outstanding shares of voting capital stock having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted can approve an action in lieu of conducting a special stockholders' meeting convened for the specific purpose of such action. The DGCL, however, requires that in the event an action is approved by written consent, a Company must provide prompt notice of the taking of any corporate action without a meeting to the stockholders of record who have not consented in writing to such action and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to a company.

In accordance with the foregoing, we will mail the Notice to the Common Stockholders on or about December 12, 2011.

This Information Statement contains a brief summary of the material aspects of each of the Actions approved by the Board of Directors (the “ Board ”) of CoroWare, Inc. (the “ Company ,” “ we ,” “ our ,” or “ us ”) and the holders of Series D Convertible Preferred Stock (the “ Series D Preferred ”), which have voting rights with respect to the Common Stock and constitute a majority of the voting power of the Common Stock.

SERIES D PREFERRED STOCK

By unanimous written consent of the Board (as permitted under Section 141 of the DGCL), the designation, rights, preferences and privileges of the Series D Preferred were established by the Board (as is permitted under Section 151 of the DGCL and by the Certificate of Incorporation, as amended, of the Company). The designation, rights, preferences and privileges that the Board established for the Series D Preferred is set forth in a Certificate of Designation that was filed with the Secretary of State of the State of Delaware on November 10, 2011. Among other things, the Certificate of Designation provides that each one share of Series D Preferred (the “Series D Stockholders”) has the equivalent of one hundred thousand (100,000) votes of Common Stock.

As of December 9, 2011, there were issued and outstanding (i) 796,117,874 shares of our Common Stock, and (ii) 100,000 shares of our Series D Preferred. Based on the foregoing, the total aggregate amount of votes entitled to vote regarding the approval of the Actions is ten billion, seven hundred ninety six million, one hundred seventeen thousand, eight hundred seventy four (10,796,117,874) (the sum of the votes represented by the issued and outstanding shares of Common Stock and Series D Preferred). Pursuant to Section 228 of the DGCL, at least fifty one percent (51%) of the voting equity of the Company, or at least five billion, five hundred six million, twenty thousand, one hundred sixteen (5,506,020,116) votes, are required to approve the Actions by written consent. The Series D Stockholders, which hold in the aggregate ten billion, eighteen million, three hundred thirty two thousand, three hundred ninety three (10,018,332,393) votes or approximately 92.7% of the voting equity of the Company, have voted in favor of the Actions, thereby satisfying the requirement under Section 228 of the DGCL that at least a majority of the voting equity vote in favor of a corporate action by written consent.

The following table sets forth the name of the Series D Stockholders, the number of shares Common Stock and of Series D Preferred held by each Series D Stockholder, the total number of votes that the Series D Stockholders voted in favor of the Actions and the percentage of the issued and outstanding voting equity of the Company that voted in favor of the actions.

Name of Series D Stockholder	Number of Shares of Common Stock Held	Number of Shares of Series D Preferred held	Number of Votes held by such Series D Stockholder	Number of Votes that Voted in favor of the Actions	Percentage of the Voting Equity that Voted in favor of the Actions
Lloyd Spencer	10,842,917	60,000	x 100,000	6,010,841,917	55.7%
Shanna Gerrard	1,000,000	20,000	x 100,000	2,001,000,000	18.5%
Jared Robert	6,489,476	20,000	x 100,000	2,006,489,476	18.6%

ACTIONS TO BE TAKEN

The Authorized Share Increase and Par Change will become effective on the date that we file the Amended and Restated Certificate of Incorporation of the Company (the “Amendment”) with the Secretary of State of the State of Delaware. Such filing can occur no earlier than twenty (20) calendar days after the mailing of this information statement.

We currently expect to file the Amendment on or about January 3, 2012.

With respect to each Action described in this Information Statement, the Board reserves the right, notwithstanding that the Series D Stockholders have approved each Action, to elect not to proceed with one or more Actions if, at any time prior to filing the Amendment, the Board, in its sole discretion, determines that it is no longer in the Company’s best interests and the best interests of the Company’s stockholders to consummate any one or more of the Actions.

INCREASE IN THE NUMBER OF AUTHORIZED SHARES
OF COMMON STOCK

GENERAL

The number of authorized shares of our Common Stock will be increased from nine hundred million (900,000,000) shares to three billion (3,000,000,000) shares (the “Authorized Common Stock Share Increase”).

PURPOSE AND EFFECT OF INCREASING THE NUMBER OF AUTHORIZED SHARES

The additional shares of common stock for which authorization is sought would be part of the existing class of Common Stock, if and when issued. These shares would have the same rights and privileges as the shares of Common Stock currently outstanding. Holders of the Company's Common Stock do not have preemptive rights to subscribe for and purchase any new or additional issues of Common Stock or securities convertible into Common Stock.

We do not have sufficient authorized shares of Common Stock to eliminate legacy convertible debt through stock conversions. The following table sets forth the convertible note obligations of the Company as of September 30, 2011 as further described in the Company’s Quarterly Report on Form 10-Q for the quarter ended on September 30, 2011:

	Convertible Note Maturity Date	September 30, 2011
$2,825,000 Yorkville financing	August 22, 2009	$478,258
$ 600,000 Yorkville financing	November 2, 2009	600,000
$ 300,000 Yorkville financing	March 20, 2010	300,000
$ 75,000 Collins financing	February 11, 2003	24,460
$ 27,500 Asher financing	November 3, 2011	15,386
$ 10,750 Barclay financing	July 28, 2011	10,750
$ 9,750 Mackie financing	February 18, 2011	9,750
$ 170,562 Ratzker financing	March 8, 2013	68,676
$ 67,042 Harvey financing	May 2, 2011	51,751
$ 89,383 Cariou financing	May 4, 2011	69,463
$ 10,000 Tangiers financing	May 16, 2012	6,316
$ 15,000 Tangiers financing	May 16, 2012	7,809
$ 65,000 Panache financing	June 1, 2012	13,434
$ 15,000 Panache financing	June 29, 2012	2,752
$ 567,200 Westmount financing	August 22, 2009	537,318
$ 170,561 Redwood financing	Mar 18, 2012	58,697
		2,254,820
Although the Company cannot determine the exact number shares required to convert the above-mentioned convertible debt, the largest portion of the convertible debt, which is comprised of Yorkville financings and Westmount financing ($1,915,576), has a debenture conversion price that shall be the lower of (i) $0.02 or (ii) eighty five percent (85%) of the lowest daily volume weighted average price of the common stock during the thirty (30) consecutive trading days immediately preceding the conversion request.

The following table outlines the number of shares that will be required to convert the Yorkville financings and Westmount financing convertible debt ($1,915,576) at various lowest daily volume weighted 30 day average prices:

Lowest Daily Volume
.1 30 Day Average Prices	Conversion Price	Shares Required
$ 0.0001	** $0.00010	19,155,760,000
.2 $ 0.0002	$0.00017	11,268,094,118
.3 $0.0005	$0.00043	4,507,237,647
.4 $0.0010	$0.00085	2,253,618,824
.5 $0.0020	$0.00170	1,126,809,412
.6 $0.0040	$0.00340	563,404,706
.7 $0.0080	$0.00680	281,702,353

** Shares may not be issued below proposed par value of $0.0001.

The remaining convertible note obligations of the Company, comprising $339,244, have different conversion rates ranging from eighty five percent (85%) to sixty five percent (65%) of the lowest daily volume weighted average price of the common stock during a period of twenty (20), fifteen (15) or seven (7) consecutive trading days immediately preceding the conversion request.

The following table outlines the number of shares that will be required to convert the remaining convertible note obligations of the Company ($339,244) at various lowest daily volume weighted prices, and at an assumed conversion rate equal to sixty five percent (65%) of the lowest daily volume weighted average price of the common stock:

Lowest Daily Volume
Average Prices	Conversion Price	Shares Required
$ 0.0001	*** $0.00010	3,392,440,000
$ 0.0002	$0.00013	2,609,569,231
$0.0005	$0.00033	1,043,827,692
$0.0010	$0.00065	521,913,846
$0.0020	$0.00130	260,956,923
$0.0040	$0.00260	130,478,462
$0.0080	$0.00520	65,239,231

*** Shares may not be issued below proposed par value of $0.0001.

Assuming a lowest daily volume weighted average price of approximately $0.00015 over 20 days as of December 12, 2011, we anticipate the conversion and extinguishment of all of the abovementioned convertible note obligations ($2,254,820) would require the issuance of approximately 15,032,133,333 authorized shares of Common Stock.

The actual number of shares required to convert or extinguish the Company’s outstanding convertible debt will depend on factors such as the amount of cash payments made by the Company to satisfy these obligations, the trading price of the Common Stock, and the ability of management to negotiate, modify, or extinguish portions of the outstanding convertible debt described above.

The Board of Directors believes that the increase in the number of authorized shares of Common Stock is in the best interests of the Company and its stockholders. The purpose of increasing the number of authorized shares of Common Stock is to have shares available for issuance for such corporate purposes as the Board of Directors may determine in its discretion, including, without limitation:

-	conversion and extinguishment of convertible debt and securities
-	future acquisitions
-	investment opportunities
-	stock splits
-	stock dividends or other distributions
-	future financings and other corporate purposes

The Company is actively discussing financing alternatives which may result in the issuance of additional shares of Common Stock. Other than converting and extinguishing legacy debt, the Company has no such plans, proposals, or arrangements, written or otherwise, at this time to issue any of the newly available authorized shares of common stock.

CHANGE IN PAR VALUE OF COMMON STOCK

GENERAL

The par value of our Common Stock will be changed from $0.001 par value per share to $0.0001 par value per share.

PURPOSE AND EFFECT OF THE PAR CHANGE

"Par Value" is a dollar value assigned to shares of stock, which is the minimum amount for which each share may be sold. Historically, the concept of par value and the stated capital of a company were to protect creditors and senior security holders by ensuring that a company received at least the par value as consideration for issuance of its shares. Over time, these concepts have lost their significance for the most part. In fact, Delaware (as well as most states) permits the issuance of shares without par value and most newly-formed companies have no par value or a minimal par value shares.

The reduction in par value is not being done for the purpose of impeding any takeover attempt. Nevertheless, the power of the Board of Directors to provide for the issuance of shares of common stock at a price as low as $0.0001 per share without shareholder approval has potential utility as a device to discourage or impede a takeover of the Company. In the event that a non-negotiated takeover were attempted, the private placement of stock into "friendly" hands, for example, could make the Company unattractive to the party seeking control of the Company. This would have a detrimental effect on the interests of any stockholder who wanted to tender his or her shares to the party seeking control or who would favor a change in control.

A major reason the Board and the majority shareholders approved the amendment is to comply with the Company's agreements with the holders of its convertible debt. The convertible debt instruments that have been issued by the Company require that the Company have shares available for issuance upon exercise of the holders' conversion rights. Much of the outstanding convertible debt provides for conversion at prices that are a discount to the market price at the time of conversion. However, the Company's common stock is currently trading at a price that is below par value, and Delaware law does not permit the Company to issue stock at a price less than par value. The Company, therefore, is incurring penalties by reason of its inability to issue stock at the conversion prices specified in the convertible debt instruments. The reduction in par value is necessary to alleviate this problem.

The Board also believes that the reduction in par value of the Company's Common Stock will provide it with greater flexibility in setting the consideration that may be received for shares of Common Stock issued in transactions such as mergers, acquisitions and other business combinations, stock issuances and issuances of securities exercisable for or convertible into shares of Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our voting securities as of December 9, 2011 of (i) each person known to us to beneficially own more than 5% of any class of our voting securities, (ii) our directors, (iii) each named executive officer and (iv) all directors and named executive officers as a group. As of December 9, 2011, there were a total of 796,117,874 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on matters on which holders of voting stock of the Company are eligible to vote. As of December 6, 2011, there are 3 holders of Series D Preferred Stock, collectively holding 100,000 shares of Series D Preferred Stock. Each share of Series D Preferred has the equivalent of one hundred thousand (100,000) votes of Common Stock. The Series D Stockholders hold in the aggregate approximately 92.7% of our total voting securities. The column entitled “Voting Securities Beneficially Owned” shows the percentage of total voting stock beneficially owned by each listed party.

The number of shares beneficially owned is determined under the rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which a person or entity has sole or shared voting power or investment power plus any shares which such person or entity has the right to acquire, within sixty (60) days of December 12, 2011 through the exercise or conversion of any stock option, convertible security, warrant or other right. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity.

		Voting Securities Beneficially Owned
Name/Address	Title of Class	Number	Percent

Lloyd Spencer, President	common Stock	10,842,917	1.36%
c/o CoroWare, Inc.	Preferred D	60,000	60% %
1410 Market Street, Suite 200
Kirkland, WA 98033
John Kroon	common Stock	28,739	--%
c/o CoroWare, Inc.	Preferred D	0	0%
1410 Market Street, Suite 200
Kirkland, WA 98033

N. Martin Nielson	common Stock	2,317,412	0.29%
c/o CoroWare, Inc.	Preferred D	0	0%
1410 Market Street, Suite 200
Kirkland, WA 98033

Shanna Gerrard	common Stock	1,000,000	--%
c/o CoroWare, Inc.	Preferred D	20,000	20%
1410 Market Street, Suite 200
Kirkland, WA 98033
Directors and executive officer as a group (4 persons)	Common Stock	19,778,544	2.48%
	Preferred D	100,000	80%

ADDITIONAL INFORMATION

We are subject to the disclosure requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, file reports, information statements and other information, including annual and quarterly reports on Form 10-K and 10-Q, respectively, with the Securities and Exchange Commission (the “ SEC ”). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can also be obtained upon written request addressed to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the SEC maintains a web site on the Internet (http://www.sec.gov) that contains reports, information statements and other information regarding issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System.

The following documents, as filed with the SEC by the Company, are incorporated herein by reference:

(1)	Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

(2)	Quarterly Report on Form 10-Q for the three months ended March 31, 2011;

(3)	Quarterly Report on Form 10-Q for the three months ended June 30, 2011; and
(4)	Quarterly Report on Form 10-Q for the three months ended September 30, 2011.

You may request a copy of these filings, at no cost, by writing CoroWare, Inc. at 1410 Market Street, Suite 200, Kirkland, Washington 98033 or telephoning the Company at (800) 641-2676, option 4. Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this Information Statement (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to such previous statement. Any statement so modified or superseded will not be deemed a part of this Information Statement except as so modified or superseded.

This Information Statement is provided to the holder of Common Stock of the Company only for information purposes in connection with the Actions, pursuant to and in accordance with Rule 14c-2 of the Exchange Act. Please carefully read this Information Statement.

By Order of the Board of Directors

/s/ Lloyd Spencer
Lloyd Spencer
Chief Executive Officer and Director

Dated: December 12, 2011

APPENDIX A

Proposed Amendment to the Article Fourth of the Articles of Incorporation,
indicating the change of par value of the common stock to $.0001 and the increase in authorized shares of common stock to three billion (3,000,000,000).

Fourth: The total number of shares of all classes of stock which the Corporation shall have authority to issue shall be three billion ten million (3,010,000,000) shares, of which three billion (3,000,000,000) shares shall be common stock, par value $.0001 per share (the "Common Stock") and ten million (10,000,000) shares shall be preferred stock, par value $.001 per share (the "Preferred Stock"). All of the shares of Common Stock shall be of one class, and shall have the same rights and preferences. When consideration is received for each share of Common Stock and Preferred Stock issued, each share will be fully paid and nonassessable.